Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES THAT BEN FORDHAM, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND ASSISTANT SECRETARY, WILL RETIRE IN FEBRUARY 2022

FRANKLIN, Tenn.- (December 8, 2021) - Community Health Systems, Inc. (NYSE: CYH) announced today that Ben Fordham, Executive Vice President, General Counsel and Assistant Secretary, will retire at the end of February 2022. Fordham joined the Company in 2007 and has served as General Counsel and Assistant Secretary to the Board of Directors since early 2017. Upon his retirement, Fordham is expected to enter into a consulting agreement with the Company under which he will advise the Company’s management team on legal matters as requested by the Company’s Chief Executive Officer.

Justin D. Pitt, currently Senior Vice President and Chief Litigation Counsel, will be appointed General Counsel upon Fordham’s retirement. Pitt joined the Company in 2009 and now serves as primary counsel for litigation, managed care, reimbursement and other legal matters, and also oversees the operations of the legal and government relations departments.

Commenting on today’s announcement Tim L. Hingtgen, Chief Executive Officer of Community Health Systems, Inc., said, “Ben is a brilliant legal strategist who has provided expert counsel over 14 years of service to Community Health Systems. His deep knowledge of the law, sound judgment, and commitment to integrity and ethical operations have helped guide our organization through significant changes in our industry, major shifts in health policy, complex legal matters, and transactions that have reshaped our portfolio. Ben has cultivated an excellent team of in-house lawyers and has collaborated closely with Justin for many years, ensuring a smooth and effective transition of leadership. We look forward to wishing Ben well in his retirement and to thanking him for being a collaborative, consistent leader for our Company.”

Hingtgen added, “Community Health Systems will be in good hands with Justin at the helm of our legal department. Justin is an exceptional attorney who is highly regarded by our Board of Directors, management team, and colleagues across the organization. He is an energetic and influential leader who already has spent more than a decade managing legal matters for our company and who has developed a keen understanding of our business objectives and vision for the future. Justin also is a community leader who serves on the boards of non-profit organizations and a tireless champion of promoting diversity and advancing health equity. We are pleased that we will continue to benefit from Justin’s expertise as he assumes the role of General Counsel next year.”

Prior to joining Community Health Systems, Pitt spent several years in private practice as a litigator and lobbyist to the Tennessee General Assembly. Pitt serves as a member of the American Health Lawyers Association and on the Federation of American Hospitals’ Medicaid and Managed Care Committee. Pitt is a Fellow of the Nashville Health Care Council and a member of the Leaders Council of the Legal Services Corporation, the largest funder of civil legal aid for low-income Americans in the United States. Pitt also serves on the boards of non-profit organizations including One Willco and The Village at Glencliff, which provides medical respite and bridge housing for those experiencing homelessness. Pitt received his undergraduate degree, cum laude, from Carson Newman College and his law degree, Order of the Coif, from Washington University in St. Louis, where he was a William Webster Fellow.

Fordham’s retirement will culminate a distinguished legal career spanning nearly 45 years. Before joining Community Health Systems, Fordham spent three decades in private practice specializing in litigation, mergers and acquisitions, general business and health law. He joined Community Health Systems as Vice President and Senior Litigation Counsel in 2007, was promoted to Chief Litigation Counsel in 2011, Senior Vice President in 2014, and Executive Vice President and General Counsel in 2017. Fordham received his undergraduate degree, magna cum laude, from Duke University while attending on a football scholarship. He received his law degree from Vanderbilt University where he was a Patrick Wilson Merit Scholar.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns or leases 83 affiliated hospitals in 16 states with an aggregate of approximately 13,000 licensed beds. Healthcare services are also provided in more than 1,000 outpatient sites of care including affiliated physician practices, urgent care centers, freestanding emergency departments, imaging centers, cancer centers, and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kevin Hammons, 615-465-7000

Executive Vice President and Chief Financial Officer

or

Ross W. Comeaux, 615-465-7012

Vice President – Investor Relations

Media Contact:

Tomi Galin, 615-628-6607

Senior Vice President, Corporate

Communications, Marketing and Public Affairs

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